Exhibit 99.1

For Immediate Release
April 24, 2008
Listed: TSX, NYSE	Symbol: POT
PotashCorp’s First-Quarter Earnings 50 Percent Higher Than Previous Record
Saskatoon, Saskatchewan — Potash Corporation of Saskatchewan Inc. (PotashCorp) today announced record first-quarter results with earnings of $1.74 per share1 ($566.0 million), a 181 percent increase over the $0.62 per share ($198.0 million) recorded in last year’s first quarter and 50 percent higher than the previous record of $1.16 per share set in the fourth quarter of 2007. The pressure to increase global food production continued to drive demand for potash, phosphate and nitrogen and pushed prices for all three nutrients to new heights. As a result, each segment contributed record gross margin and raised total gross margin for the quarter to $856.0 million, up from $369.7 million in last year’s first quarter.
Cash from operating activities prior to working capital changes during the first three months of 2008 reached a record $625.5 million2, compared to $283.0 million in the same period last year, while adjusted earnings before interest, taxes, depreciation and amortization grew to $872.0 million2 from $381.0 million in first-quarter 2007.
The same global conditions that drove PotashCorp’s record performance this quarter also improved earnings from our offshore investments. Arab Potash Company Ltd. (APC) in Jordan and Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile contributed a total of $23.4 million to other income during the quarter, up from $13.0 million in the first quarter of 2007. These investments, along with our positions in Israel Chemicals Ltd. (ICL) in Israel and Sinofert Holdings Limited (Sinofert) in China, currently have a total market value of $8.6 billion, equating to $26.50 per PotashCorp share.
“Another record quarter for our company reflects the ongoing growth in global demand for food and the fertilizers that are essential to maximizing crop production,” said PotashCorp President and Chief Executive Officer Bill Doyle. “This is especially true of potash, where we have unmatched assets that continue to elevate our performance. In this environment, we are demonstrating the increasing value of our company — as an essential part of the solution to concerns about the world’s food supply.”
Market Conditions
Continued rising world grain demand reduced the expected global stocks-to-use ratio for wheat and coarse grains to a record low in the first quarter of 2008. Low inventories of grains and oilseeds, a long-standing problem, finally started to attract attention from the United Nations, governments and the general public. Some Asian and Latin American countries have now changed their export policies to ensure crops will be available for their own domestic use. This has put further pressure on distribution of the world’s grain supply.
This tight supply has resulted in higher prices for grain and other crops which, in turn, have raised global demand for fertilizers. Combined with product supply constraints and higher raw material input costs, particularly for phosphate and nitrogen, prices for all three nutrients were pushed to record levels in the first quarter. Although the expiration of contracts for seaborne potash to China at the end of 2007 resulted in reduced shipments to the world’s largest potash importer in the first quarter of 2008, rising demand in other markets more than offset this reduction. At quarter-end, North American potash producer inventories remained 37 percent below the previous five-year average.
POTASH CORPORATION OF SASKATCHEWAN INC.
SUITE 500, 122 – 1ST AVENUE SOUTH, SASKATOON, SK CANADA S7K 7G3 PHONE (306) 933-8520 FAX (306) 933-8844

In phosphate, tight supply and rising costs for key inputs led to higher prices. Spot prices for phosphate rock and sulfur rose fourfold and sevenfold, respectively, over the same quarter last year, putting pressure on producers that do not own their own rock supply and resulting in significant price increases for downstream phosphate products. In nitrogen, global energy demand raised prices for oil and natural gas. As the natural gas industry continued to become more global, nitrogen producers in regions that had benefited from lower-cost gas, including Russia and Ukraine, faced higher input costs, raising the floor price for nitrogen globally. Natural gas costs also continued to rise in the US and, by the end of the quarter, NYMEX contracts for the next 12 months carried an average price of more than $10 per MMBtu. Strong industrial and agricultural demand supported higher nitrogen prices, particularly for ammonia, which by March exceeded $600 per tonne on a delivered basis to the US Gulf.
Potash
Strong demand in all key markets, tight global supply and a sharp upturn in prices resulted in record potash gross margin of $514.6 million for the quarter. This is 195 percent higher than the $174.2 million generated in the first quarter of 2007 and more than half the record gross margin for the entire year of 2007. Potash gross margin as a percentage of net sales rose to 71 percent from 53 percent in the first quarter last year.
Record quarterly performance demonstrated the impact of higher prices, as Canpotex Limited (Canpotex), the offshore marketing company for Saskatchewan potash producers, realized substantial spot-market price increases to Southeast Asia and Brazil. As a result, our first-quarter offshore realized prices were 105 percent ($141 per tonne) higher than in the same quarter last year. In North America, PotashCorp fully realized the benefits of $30- and $50-per-short-ton price increases announced in late December 2007 and January 2008, respectively, and began to realize a further $80 increase announced for March 1, 2008. These increases helped raise our North American realized prices by 76 percent ($130 per tonne) from last year’s first quarter. Compared to the fourth quarter of 2007, offshore prices were up 61 percent ($105 per tonne) and North American prices 41 percent ($87 per tonne). The pricing gap between the distinct offshore and North American markets narrowed from 27 percent in the first quarter of 2007 to 9 percent in the first quarter this year.
Offshore sales volumes of 1.6 million tonnes were 23 percent above last year’s first quarter, as Canpotex increased shipments to India by 88 percent (180,000 tonnes) and other Asian countries — excluding China — by 48 percent (364,000 tonnes). Canpotex volumes to Brazil were up 35 percent (160,000 tonnes) quarter over quarter. This strong demand more than offset a 57 percent reduction in shipments to China, which did not reach a price settlement until after the end of the first quarter of 2008.
In North America, first-quarter sales volumes of approximately 1 million tonnes represented an 8 percent increase over the first quarter of 2007, as rail shipment disruptions experienced last year were largely eliminated. Our North American customers continued to receive potash on the established allocation basis, as supply remained extremely tight.
Potash per-tonne cost of goods sold increased substantially compared to the first quarter of 2007, as a much stronger Canadian dollar added almost $11 per tonne to our costs. Higher brine inflow costs at New Brunswick added a further $6 per tonne to all tonnes versus the same period last year, but were comparable to the trailing quarter.
Nitrogen
Nitrogen gross margin reached a record $185.4 million in the quarter, up from $131.3 million in the first quarter of 2007, driven by higher prices for all our nitrogen products and particularly strong performance from our US facilities. Our Trinidad operations, which benefit from long-term, lower-cost natural gas contracts, continued to provide the strong foundation, delivering $96.0 million (52 percent) of nitrogen gross margin. Our

US operations generated $81.5 million (44 percent), while our natural gas hedging program contributed $7.9 million.
Higher global natural gas costs and strong world demand for agricultural and industrial nitrogen drove up realized ammonia prices by 56 percent from last year’s first quarter and 61 percent from the trailing quarter. The impact was also evident in urea prices, which rose 32 percent from the first quarter of 2007 and 17 percent from the fourth quarter of 2007. The increased demand also affected prices for downstream nitrogen products, such as nitrogen solutions; its price was 39 percent higher than in the first quarter of 2007.
Ammonia sales volumes for the first quarter were 9 percent below the same quarter last year as Trinidad production was reduced by approximately 80,000 tonnes due to required plant maintenance. This was partially offset by our US plants producing approximately 35,000 additional tonnes. Urea sales volumes were down 12 percent from the first quarter of 2007, as less inventory was available to sell following a strong sales push in the fourth quarter of last year, and due to a slow start to the spring season, particularly in the US Southeast. Sales volumes for nitrogen solutions were up 37 percent quarter over quarter, as we continued to use our Geismar facility to meet increasing US demand for liquids.
Our total costs for natural gas for both Trinidad and US operations rose to $6.72 per MMBtu, up 52 percent from last year’s first quarter. Higher global and US gas prices and strong demand contributed to higher Tampa and NOLA ammonia prices, which was a significant net positive for this segment’s performance but increased our Trinidad gas costs in the quarter.
Phosphate
Significant price increases pushed phosphate gross margin to a record $156.0 million, up from $64.2 million in the first quarter of 2007. The impact of higher prices was most evident in solid fertilizers, which generated $85.3 million in gross margin — more than four times their contribution in the same period last year. Liquid fertilizers added $20.0 million, while feed and industrial products contributed $32.6 million and $15.4 million, respectively.
Our realized prices for solid fertilizers in the quarter reached $660 per tonne, a 134 percent increase from last year’s first quarter and 55 percent more than in the trailing quarter. While significant, pricing gains were not as substantial for our other phosphate businesses, which have historically benefited from contract pricing in weaker markets. Liquid fertilizer and feed prices rose 47 percent and 48 percent, respectively, from the same quarter last year, while industrial prices were up 30 percent quarter over quarter.
Solid phosphate fertilizer sales volumes were 37 percent below those in last year’s first quarter, largely as a result of lower beginning inventories and the delayed spring season. Sales volumes for liquid fertilizer and feed each rose 3 percent from the first quarter of 2007 on continued strong demand, while industrial sales volumes were up 11 percent.
Rising costs for key inputs continued to have a major impact; our sulfur costs rose 249 percent from last year’s first quarter and ammonia costs were up 42 percent. This was more than offset by rising phosphate prices.
Financial
A number of items affected specific components of our consolidated financial statements, but were largely offsetting in nature, as discussed below.
Income tax recoveries of $42.0 million, related to an increase in permanent deductions in the US, reduced our reported income tax rate to 23 percent of before-tax earnings. Additionally, we purchased 194.3 million shares of Sinofert under a forward-purchase contract denominated in Hong Kong dollars that saw a change in the fair value of the contract from December 31, 2007 to settlement date, allowing us to acquire the shares for $173.7 million. This generated a tax-exempt gain of $25.3 million, which was reflected in our previous 2008 first-quarter guidance. In addition, sequential changes in the Canada/US dollar exchange rate contributed to a $27.7 million foreign exchange gain, although that is primarily non-cash.
These gains were offset by an additional $43.1 million charge in the first quarter (included in other income) related to investments in certain auction rate securities assessed as being other-than-temporarily impaired.
Substantially higher-than-forecast potash prices and gross margin in first-quarter 2008 raised provincial mining and other taxes to 19 percent of potash gross margin, for a total amount 206 percent higher than in the first quarter of 2007. Capital expenditures on property, plant and equipment were $196.5 million, 61 percent of which was spent in potash. This was principally related to our various debottlenecking and expansion projects at Lanigan, Patience Lake, Cory, New Brunswick and Rocanville, and loadout expansions at Rocanville and Allan.
Under the share repurchase program approved by our Board of Directors in January 2008, the company purchased for cancellation approximately 3.4 million shares at a net cost of $516.3 million.
Outlook
The ongoing growth in global food demand has brought issues of food security and food inflation to the forefront around the world. In contrast to the slowdown in the US economy, China, India and other Asian countries are continuing to experience significant, long-term population and economic growth. Because of this growth, people in these countries require more food and can afford a more nutritious diet that includes protein from meat sources. This requires an ever-increasing number of animals for food production and millions of additional tonnes of feed grains.
These factors have increased pressure on the world’s food supply, as global grain consumption is expected to exceed production again this year — for the eighth time in the past nine crop years — and has left only enough supply to meet global needs for less than two months. The problem has been masked for nearly a decade by the world’s ability to draw grains from long-held inventories, keeping crop prices artificially low and giving farmers little incentive to significantly increase production. In order to have stocks today equivalent to what they were at the start of this decade, an additional 225 million harvested acres would have been required over the past eight years, or 28 million acres per year, based on the average yield over this period. Now crop prices are moving up sharply, with wheat, corn, soybeans, rice and palm oil recently reaching record levels. These higher prices are driven by the substantial growth in demand for food, which is expected to consume 95 percent of global grain production this year. With grain consumption expected to increase by approximately 30 million tonnes per year going forward, record crops are necessary each year just to match the anticipated demand.
The intense competition for global crops is giving rise to a new concern: food inflation. Even in North America, where food has been plentiful for generations and competition for crops from developing nations has been minimal, the effect on grocery store prices is becoming evident. While higher crop prices are among the factors behind rising food costs, the impact is minimal as farm costs make up less than 20 percent of the end-cost of processed food in the US. Similarly, biofuels have been targeted as part of the problem, but in reality, they consume only 5 percent of the world’s grains. The primary driver of food inflation is the ever-increasing demand created by hundreds of millions of consumers choosing more nutritious diets in nations with growing populations and wealth.

The most practical solution to issues of food supply and food inflation is to increase crop production. The world’s farmers can do this, and fertilizers will be integral to helping them achieve higher yields. With food demand driving up crop prices, farmers in all countries have the incentive to increase acreage, if available, as well as the money to purchase the inputs needed to maximize production. Our products — especially potash — can and will play a pivotal role in satisfying the increasing global demand for grain over the long term, and ensuring affordable food remains available.
With the push for increased food production, the growth in demand for fertilizers has accelerated beyond historical levels. This is especially true of potash, which has been under-applied for years in many regions. A soil fertility shortfall in any of the primary nutrients lessens the impact of the others, so many farmers are now attempting to improve the potassium levels in their soil to increase the benefits of all three nutrients. As a result, the compound annual growth rate in potash consumption has exceeded 5 percent annually over the past five years.
In North America, PotashCorp announced delivered potash price increases effective June 1, 2008 that range between $150 and $175 per short ton. Offshore, Canpotex recently entered into a new price and volume contract with India that included a 36 percent increase in volumes and a $355-per-tonne increase in delivered pricing from the previous base of $270 per tonne. Following that, Canpotex entered into a new 2008 agreement with China that included a $400-per-tonne increase, although that builds from a lower base price in China’s previous contract. Given the late signing of this contract, Canpotex is stretching to provide 1 million tonnes to China through the remainder of 2008 — a reduction of 1.5 million tonnes from last year — and is in a sold-out position for the remainder of the year.
Canpotex also announced that, effective June 1, 2008, delivered prices to Brazil and Southeast Asia would rise to $750 per tonne for granular potash and $725 per tonne for standard grade. We expect to realize these higher prices in the third quarter. Compared to the first quarter of 2008, we expect to see a 30 percent increase in total potash realized prices in the second quarter and now expect 2008 potash gross margin to be more than three-and-a-half times higher than last year’s levels.
As demand continues to rise, our Lanigan and Patience Lake projects will be the only major new sources of global potash production available for 2009. Even by ramping up approximately 1.9 million additional tonnes from these projects over the next two years, we anticipate it will be challenging to supply the full requirements of the market. Starting from a production base of 10.2 million tonnes this year, we are investing approximately $4.5 billion in a series of projects at our facilities in Saskatchewan and New Brunswick to raise our operational capacity in incremental steps to a total of 15.7 million tonnes by the end of 2012. We expect to develop an additional 1.5 million tonnes of potential capacity in Saskatchewan by 2015, further enhancing our ability to keep pace with expected annual growth in potash demand. If, for any reason, demand is less than anticipated, we will continue our practice of matching production to meet market demand to minimize downside risk.
In nitrogen, global supply grew even tighter when China recently announced that it will apply an export tax of 135 percent on urea between April 20 and September 30, 2008. During that period in 2007, it exported close to 1.8 million tonnes of urea. The market reacted immediately to this news, with global urea prices rising more than $150 per tonne within the last two weeks. Combined with higher prices for oil and natural gas and strong agricultural demand, the current conditions could reduce the traditional impact of seasonal weakening in nitrogen pricing that often occurs late in the second quarter.
The same export tax applies to China’s export of solid phosphate fertilizers. Last year it exported almost 2.2 million tonnes of DAP and MAP during that period. This news, combined with rising prices for global prilled sulfur and phosphate rock, could increase offshore delivered DAP prices beyond the current $1,200 per tonne.

Other downstream phosphate product pricing is expected to adjust significantly upward over the next quarters. In feed, we have announced two $250-per-short-ton increases effective April 1 and May 1, 2008. In our liquid fertilizer business, PhosChem recently concluded pricing with India at $1,985 per tonne of phosphoric acid through the end of June 2008, a $1,419 increase over the annual contract that expired March 31. All our prices for our North American liquid fertilizer business are similarly expected to adjust upward as the new fertilizer year begins. In our industrial business, where we have longer-term contracts, we expect to see price increases over the balance of 2008 and into 2009.
Given these conditions, we now expect total nitrogen and phosphate gross margin to exceed prior-year levels by more than 85 percent, almost $700 million higher than our previous forecast. In phosphate alone, we expect to generate about $800 million in gross margin in the second half of 2008.
For 2008, we anticipate capital expenditures (excluding capitalized interest) of approximately $1.3 billion, of which $200 million will relate to sustaining and environmental capital. Our consolidated reported income tax rate should be 28-29 percent. Due to higher expected potash prices and margins, provincial mining and other taxes are forecast to be 15 percent of total potash gross margin for the year, but could fall within a range of 14-18 percent depending on price realizations, the Canadian/US exchange rate, and the timing and amount of capital spending on potash projects in Saskatchewan.
Due to higher expected overall gross margin, partially offset by higher provincial mining taxes, and assuming a Canadian dollar at parity with the US dollar, we are raising full-year net income guidance from $6.25-$7.25 per share to $9.50-$10.50 per share. We expect second-quarter net income per share to be in the range of $2.20-$2.50. In the current trading range of the Canadian dollar relative to the US dollar, each one-cent change in the Canadian dollar typically impacts our foreign exchange line by approximately $7.0 million, or $0.015 per share on an after-tax basis, and is primarily a non-cash item.
Conclusion
“The global need to increase food production is real and immediate, and it will be a part of our world for the foreseeable future,” said Doyle. “It took nearly a decade to empty the global grain cupboard and we can’t refill it overnight. The good news is that the world is more than capable of producing enough food, but improved farming and fertilization practices will be required. With our unique ability to incrementally raise our potash production to meet world demand over the next several years, we look forward to helping farmers increase food production as we deliver continued growth for our shareholders.”

Notes:

1.	All references to per-share amounts pertain to diluted net income per share.

2.	See reconciliation and description of non-GAAP measures in the attached section titled “Selected Non-GAAP Financial Measures and Reconciliations.”
Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, second largest in nitrogen and third largest in phosphate; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and the world’s largest capacity for production of purified industrial phosphoric acid.

This release contains forward-looking statements. These statements are based on certain factors and assumptions including foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective income tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. A number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to: fluctuations in supply and demand in fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; timing and amount of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets and corresponding effects on the company’s investments; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflow; strikes and other forms of work stoppage or slowdowns; changes in and the effects of, government policy and regulations; and earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2007 under captions “Forward-Looking Statements” and “Item 1A — Risk Factors” and in our filings with the US Securities and Exchange Commission and Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this presentation and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
For further information please contact:

Investors	Media
Denita Stann	Rhonda Speiss
Director, Investor Relations	Manager, Public Relations
Phone: (847) 849-4277	Phone: (306) 933-8544
Fax: (847) 849-4691	Fax: (306) 933-8844
Email: ir@potashcorp.com	pr@potashcorp.com

Web Site: www.potashcorp.com

PotashCorp will host a conference call on Thursday, April 24, 2008, at 1:00 p.m. Eastern Time.
To join the call, dial (416) 640-1907 at least 10 minutes prior to the start time.
Use reservation ID #21257506. Alternatively, visit www.potashcorp.com for a live webcast of the conference call.
Webcast participants can submit questions to management online from their audio player pop-up window.
This news release is also available at this same website.

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Financial Position
(in millions of US dollars except share amounts)
(unaudited)

	March 31,	December 31,
	2008	2007

Assets
Current assets
Cash and cash equivalents	$364.6	$719.5
Accounts receivable	807.7	596.2
Inventories	534.4	428.1
Prepaid expenses and other current assets	58.6	36.7
Current portion of derivative instrument assets	51.1	30.8

	1,816.4	1,811.3

Derivative instrument assets	129.4	104.2
Property, plant and equipment	3,997.3	3,887.4
Investments (Note 2)	3,947.2	3,581.5
Other assets	217.4	210.7
Intangible assets	23.3	24.5
Goodwill	97.0	97.0

	$10,228.0	$9,716.6

Liabilities
Current liabilities
Short-term debt	$103.5	$90.0
Accounts payable and accrued charges	1,152.6	911.7
Current portion of long-term debt	0.2	0.2

	1,256.3	1,001.9

Long-term debt	1,339.5	1,339.4
Future income tax liability	1,015.5	988.1
Accrued pension and other post-retirement benefits	249.1	244.8
Accrued environmental costs and asset retirement obligations	120.2	121.0
Other non-current liabilities and deferred credits	2.7	2.7

	3,983.3	3,697.9

Shareholders’ Equity
Share capital	1,462.4	1,461.3
Unlimited authorization of common shares without par value; issued and outstanding 313,608,196 and 316,411,209 at March 31, 2008 and December 31, 2007, respectively

Contributed surplus	101.4	98.9
Accumulated other comprehensive income	2,367.9	2,178.9
Retained earnings	2,313.0	2,279.6

	6,244.7	6,018.7

	$10,228.0	$9,716.6

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Operations and Retained Earnings
(in millions of US dollars except per-share amounts)
(unaudited)

	Three Months Ended
	March 31
	2008	2007

Sales (Note 6)	$1,890.6	$1,154.7
Less: Freight	102.4	81.9
Transportation and distribution	32.3	31.0
Cost of goods sold	899.9	672.1

Gross Margin	856.0	369.7

Selling and administrative	47.2	40.6
Provincial mining and other taxes	99.4	32.5
Foreign exchange (gain) loss	(27.7)	2.0
Other income (Note 8)	(11.9)	(13.7)

	107.0	61.4

Operating Income	749.0	308.3
Interest Expense	11.2	25.5

Income Before Income Taxes	737.8	282.8
Income Taxes (Note 4)	171.8	84.8

Net Income	566.0	198.0
Retained Earnings, Beginning of Period	2,279.6	1,286.4
Repurchase of Common Shares (Note 3)	(500.6)	—
Change in Accounting Policy	—	0.2
Dividends	(32.0)	(15.7)

Retained Earnings, End of Period	$2,313.0	$1,468.9

Net Income Per Share (Note 5)
Basic	$1.79	$0.63
Diluted	$1.74	$0.62

Dividends Per Share	$0.10	$0.05

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended
	March 31
	2008	2007

Operating Activities
Net income	$566.0	$198.0

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	79.9	72.7
Stock-based compensation	2.8	2.7
Loss (gain) on disposal of property, plant and equipment	0.1	(0.1)
Provision for auction rate securities	43.1	—
Foreign exchange on future income tax	(4.7)	2.7
(Recovery of) provision for future income tax	(20.6)	25.4
Undistributed earnings of equity investees	(23.4)	(13.0)
Gain on derivative instruments	(17.1)	(6.3)
Other long-term liabilities	(0.6)	0.9

Subtotal of adjustments	59.5	85.0

Changes in non-cash operating working capital
Accounts receivable	(211.4)	(50.8)
Inventories	(123.1)	(10.6)
Prepaid expenses and other current assets	(24.2)	(11.4)
Accounts payable and accrued charges	175.5	109.4

Subtotal of changes in non-cash operating working capital	(183.2)	36.6

Cash provided by operating activities	442.3	319.6

Investing Activities
Additions to property, plant and equipment	(196.5)	(109.0)
Purchase of long-term investments	(174.5)	(9.7)
Proceeds from disposal of property, plant and equipment	0.3	0.3
Other assets and intangible assets	(4.0)	(1.8)

Cash used in investing activities	(374.7)	(120.2)

Cash before financing activities	67.6	199.4

Financing Activities
Repayment and issue costs of long-term debt obligations	—	(3.4)
Proceeds from (repayment of) short-term debt obligations	13.5	(61.8)
Dividends	(31.8)	(15.7)
Repurchase of common shares	(420.5)	—
Issuance of common shares	16.3	10.3

Cash used in financing activities	(422.5)	(70.6)

(Decrease) Increase in Cash and Cash Equivalents	(354.9)	128.8
Cash and Cash Equivalents, Beginning of Period	719.5	325.7

Cash and Cash Equivalents, End of Period	$364.6	$454.5

Cash and cash equivalents comprised of:
Cash	$71.5	$17.7
Short-term investments	293.1	436.8

	$364.6	$454.5

Supplemental cash flow disclosure
Interest paid	$14.3	$14.2
Income taxes paid	$158.5	$32.1

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Comprehensive Income
(in millions of US dollars)
(unaudited)

	Three Months Ended
	March 31, 2008
	Before		Net of
	Income Taxes	Income Taxes	Income Taxes

Net income	$737.8	$171.8	$566.0

Other comprehensive income
Net increase in unrealized gains on available-for-sale securities(1)	179.4	30.4	149.0
Net gains on derivatives designated as cash flow hedges(2)	63.0	18.9	44.1
Reclassification to income of net gains on cash flow hedges(2)	(8.2)	(2.5)	(5.7)
Unrealized foreign exchange gains on translation of self-sustaining foreign operations	1.6	—	1.6

Other comprehensive income	235.8	46.8	189.0

Comprehensive income	$973.6	$218.6	$755.0

	Three Months Ended
	March 31, 2007
	Before		Net of
	Income Taxes	Income Taxes	Income Taxes

Net income	$282.8	$84.8	$198.0

Other comprehensive income
Net increase in unrealized gains on available-for-sale securities(1)	245.0	12.7	232.3
Net gains on derivatives designated as cash flow hedges(2)	35.1	10.5	24.6
Reclassification to income of net gains on cash flow hedges(2)	(17.2)	(5.1)	(12.1)
Unrealized foreign exchange gains on translation of self-sustaining foreign operations	4.6	—	4.6

Other comprehensive income	267.5	18.1	249.4

Comprehensive income	$550.3	$102.9	$447.4

(1)	Available-for-sale securities are comprised of shares in Israel Chemicals Ltd., Sinofert Holdings Limited and investments in auction rate securities.

(2)	Cash flow hedges are comprised of natural gas derivative instruments.
Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Accumulated Other Comprehensive Income
(in millions of US dollars)
(unaudited)

(Net of related income taxes)	Net unrealized gains on available-for- sale securities	Unrealized gains on derivatives designated as cash flow hedges	Unrealized foreign exchange gains on self- sustaining foreign operations	Total

Accumulated other comprehensive income, December 31, 2007	$2,098.7	$73.5	$6.7	$2,178.9
Increase for the three months ended March 31, 2008	149.0	38.4	1.6	189.0

Accumulated other comprehensive income, March 31, 2008	$2,247.7	$111.9	$8.3	$2,367.9

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2008
(in millions of US dollars except share and per-share amounts)
(unaudited)
1.	Significant Accounting Policies
With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). The accounting policies used in preparing these condensed consolidated financial statements are consistent with those used in the preparation of the 2007 annual consolidated financial statements, except as described below.
These interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the 2007 annual consolidated financial statements. In management’s opinion, the unaudited financial statements include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.
Inventories
In June 2007, the CICA issued Section 3031, “Inventories”, which replaces Section 3030 and harmonizes the Canadian standard related to inventories with International Financial Reporting Standards. This Section provides more extensive guidance on the determination of cost, including allocation of overhead; narrows the permitted cost formulas; restricts the classification of spare and replacement parts as inventory; requires impairment testing; and expands the disclosure requirements to increase transparency. This Section applies to interim and annual financial statements relating to fiscal years beginning on or after January 1, 2008.
This standard has been applied prospectively; accordingly comparative amounts for prior periods have not been restated. The adoption of this standard resulted in a reclassification of certain spare and replacement parts to property, plant and equipment. The effects of the adjustment were to decrease inventory by $21.1 and $21.5 at March 31, 2008 and January 1, 2008 respectively, and an increase in property, plant and equipment in the same amount. Since there was no difference in the measurement of the assets, no adjustment to opening retained earnings was necessary.
2.	Investments
In January 2008 the company settled its forward purchase contract, which was denominated in Hong Kong dollars, to acquire an additional 194,290,175 shares of Sinofert Holdings Limited (“Sinofert”) for cash consideration of $173.7. A tax exempt gain of $25.3 was recognized during 2008 as a result of the change in fair value of the contract from December 31, 2007 to the settlement date. The acquisition increases the company’s ownership interest in Sinofert to approximately 20 percent.
Investments include auction rate securities that are classified as available-for-sale. The company has determined that the fair value of the auction rate securities was $43.1 at March 31, 2008 (face value $132.5). Of the $89.4 impairment, $19.8 was considered temporary and $69.6 was considered other-than-temporary. This represents an increase of $12.9 from the $76.5 impairment at December 31, 2007, of which $50.0 was considered temporary and $26.5 was considered other-than-temporary. Market conditions that existed at the end of 2007 which caused the investments to be illiquid continued into the first quarter of 2008. The company is able to hold these investments until liquidity improves, but does not expect this to occur in the upcoming year.
3.	Share Repurchase
On January 23, 2008, the Board of Directors of PCS authorized a share repurchase program of up to 15,820,000 common shares (approximately 5 percent of the company’s issued and outstanding common shares) through a normal course issuer bid. If considered advisable, shares may be repurchased from time to time on the open market through January 30, 2009 at prevailing market prices. The timing and amount of purchases, if any, under the program will be dependent upon the availability and alternative uses of capital, market conditions and other factors.
During the first quarter of 2008, the company repurchased for cancellation 3,398,800 common shares under the program, at a net cost of $516.3 and an average price per share of $151.90. The repurchase resulted in a reduction of share capital of $15.7, and the excess of net cost over the average book value of the shares of $500.6 has been recorded as a reduction of retained earnings. Of the $516.3 of common shares repurchased with trade dates through March 31, 2008, only $420.5 had settled in cash by the close of the quarter.

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2008
(in millions of US dollars except share and per-share amounts)
(unaudited)
4.	Income Taxes
The company’s consolidated reported income tax rate for the three months ended March 31, 2008 was approximately 23 percent (2007 — 30 percent). For the three months ended March 31, 2008, the consolidated effective income tax rate was 30 percent (2007 — 30 percent). Items to note include the following:
• A scheduled one and a half percentage point reduction in the Canadian federal income tax rate applicable to resource companies along with the elimination of the one percent surtax became effective at the beginning of 2008. This was offset by higher taxes in the US.
• During the first quarter of 2008, an income tax recovery of $42.0 was recorded that related to an increase in permanent deductions in the US from prior years.
• The $25.3 gain recognized as a result of the change in fair value of the forward purchase contract for shares in Sinofert was not taxable.
5.	Net Income Per Share
Basic net income per share for the quarter is calculated on the weighted average shares issued and outstanding for the three months ended March 31, 2008 of 315,662,000 (2007 — 314,895,000).
Diluted net income per share is calculated based on the weighted average number of shares issued and outstanding during the period. The denominator is: (1) increased by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the period; and (2) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. The weighted average number of shares outstanding for the diluted net income per share calculation for the three months ended March 31, 2008 was 326,081,000 (2007 — 321,773,000).
6.	Segment Information
The company has three reportable business segments: potash, nitrogen and phosphate. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended March 31, 2008

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$796.2	$581.2	$513.2	$—	$1,890.6
Freight	55.3	15.0	32.1	—	102.4
Transportation and distribution	11.4	12.9	8.0	—	32.3
Net sales — third party	729.5	553.3	473.1	—
Cost of goods sold	214.9	367.9	317.1	—	899.9
Gross margin	514.6	185.4	156.0	—	856.0
Depreciation and amortization	22.8	22.6	32.6	1.9	79.9
Inter-segment sales	—	42.0	4.2	—	—

		Three Months Ended March 31, 2007

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$380.5	$419.6	$354.6	$—	$1,154.7
Freight	43.5	11.3	27.1	—	81.9
Transportation and distribution	9.6	13.6	7.8	—	31.0
Net sales — third party	327.4	394.7	319.7	—
Cost of goods sold	153.2	263.4	255.5	—	672.1
Gross margin	174.2	131.3	64.2	—	369.7
Depreciation and amortization	17.9	21.7	29.6	3.5	72.7
Inter-segment sales	—	33.0	0.9	—	—

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2008
(in millions of US dollars except share and per-share amounts)
(unaudited)
7.	Pension and Other Post-Retirement Expenses

Defined Benefit Pension Plans	Three Months Ended
	March 31
	2008	2007

Service cost	$3.8	$3.8
Interest cost	10.0	9.1
Expected return on plan assets	(13.0)	(10.7)
Net amortization and change in valuation allowance	2.1	3.2

Net expense	$2.9	$5.4

Other Post-Retirement Plans	Three Months Ended
	March 31
	2008	2007

Service cost	$1.4	$1.4
Interest cost	4.0	3.5
Net amortization	0.1	0.2

Net expense	$5.5	$5.1

For the three months ended March 31, 2008, the company contributed $6.2 to its defined benefit pension plans, $8.1 to its defined contribution pension plans and $2.1 to its other post-retirement plans. Total 2008 contributions to these plans are not expected to differ significantly from the amounts previously disclosed in the consolidated financial statements for the year ended December 31, 2007.
8.	Other Income

	Three Months Ended
	March 31
	2008	2007

Share of earnings of equity investees	$23.4	$13.0
Gain on forward purchase contract for shares in Sinofert (Note 2)	25.3	—
Other	6.3	0.7
Provision for auction rate securities	(43.1)	—

	$11.9	$13.7

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended
	March 31
	2008	2007

Potash Operating Data
Production (KCl Tonnes — thousands)	2,526	2,303
Shutdown weeks	—	2.0
Sales (tonnes — thousands)
Manufactured Product
North America	967	892
Offshore	1,569	1,273

Manufactured Product	2,536	2,165

Potash Net Sales
(US $ millions)
Sales	$796.2	$380.5
Less: Freight	55.3	43.5
Transportation and distribution	11.4	9.6

Net Sales	$729.5	$327.4

Manufactured Product
North America	$291.6	$152.7
Offshore	432.0	171.0
Other miscellaneous and purchased product	5.9	3.7

Net Sales	$729.5	$327.4

Potash Average Price per MT
North America	$301.36	$171.15
Offshore	$275.36	$134.28

Manufactured Product	$285.28	$149.47

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended
	March 31
	2008	2007

Nitrogen Operating Data
Production (N Tonnes — thousands)	720	747
Average Natural Gas Cost per MMBtu	$6.72	$4.41
Sales (tonnes — thousands)
Manufactured Product
Ammonia	474	520
Urea	297	339
Nitrogen solutions/Nitric acid/Ammonium nitrate	555	478

Manufactured Product	1,326	1,337

Fertilizer sales tonnes	439	432
Industrial/Feed sales tonnes	887	905

	1,326	1,337

Nitrogen Net Sales
(US $ millions)
Sales	$581.2	$419.6
Less: Freight	15.0	11.3
Transportation and distribution	12.9	13.6

Net Sales	$553.3	$394.7

Manufactured Product
Ammonia	$240.6	$169.3
Urea	131.9	113.9
Nitrogen solutions/Nitric acid/Ammonium nitrate	130.7	86.5
Other miscellaneous and purchased product	50.1	25.0

Net Sales	$553.3	$394.7

Fertilizer net sales	$160.7	$125.2
Industrial/Feed net sales	342.5	244.5
Other miscellaneous and purchased product	50.1	25.0

Net Sales	$553.3	$394.7

Nitrogen Average Price per MT
Ammonia	$507.43	$325.73
Urea	$444.77	$336.54
Nitrogen solutions/Nitric acid/Ammonium nitrate	$235.35	$180.80

Manufactured Product	$379.47	$276.84

Fertilizer average price per MT	$366.34	$289.85
Industrial/Feed average price per MT	$385.95	$270.63

Manufactured Product	$379.47	$276.84

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended
	March 31
	2008	2007

Phosphate Operating Data
Production (P2O5 Tonnes — thousands)	511	525
P2O5 Operating Rate	89%	92%
Sales (tonnes — thousands)
Manufactured Product
Fertilizer — Liquid phosphates	259	251
Fertilizer — Solid phosphates	267	427
Feed	214	207
Industrial	192	173

Manufactured Product	932	1,058

Phosphate Net Sales
(US $ millions)
Sales	$513.2	$354.6
Less: Freight	32.1	27.1
Transportation and distribution	8.0	7.8

Net Sales	$473.1	$319.7

Manufactured Product
Fertilizer — Liquid phosphates	$94.9	$62.7
Fertilizer — Solid phosphates	176.3	120.4
Feed	95.5	62.7
Industrial	91.2	63.2
Other miscellaneous and purchased product	15.2	10.7

Net Sales	$473.1	$319.7

Phosphate Average Price per MT
Fertilizer — Liquid phosphates	$365.97	$249.36
Fertilizer — Solid phosphates	$659.64	$281.98
Feed	$446.90	$302.79
Industrial	$474.90	$365.86

Manufactured Product	$491.12	$291.99

Exchange Rate (Cdn$/US$)

	2008	2007

December 31		0.9881
March 31	1.0279	1.1529
First-quarter average conversion rate	1.0044	1.1665

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
The following information is included for convenience only. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). EBITDA, adjusted EBITDA, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under either Canadian GAAP or US GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.
The company uses both GAAP and certain non-GAAP measures to assess performance. The company’s management believes these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. PotashCorp’s management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.
A. EBITDA AND ADJUSTED EBITDA
Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended
	March 31
	2008	2007

Net income	$566.0	$198.0
Income taxes	171.8	84.8
Interest expense	11.2	25.5
Depreciation and amortization	79.9	72.7

EBITDA	828.9	381.0
Provision for auction rate securities	43.1	—

Adjusted EBITDA	$872.0	$381.0

EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, and impairment charges. PotashCorp uses EBITDA and adjusted EBITDA as supplemental financial measures of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to GAAP, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business, or the non-cash charges associated with impairments. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
B. CASH FLOW
Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended
	March 31
	2008	2007

Cash flow prior to working capital changes(1)	$625.5	$283.0

Changes in non-cash operating working capital
Accounts receivable	(211.4)	(50.8)
Inventories	(123.1)	(10.6)
Prepaid expenses and other current assets	(24.2)	(11.4)
Accounts payable and accrued charges	175.5	109.4

Changes in non-cash operating working capital	(183.2)	36.6

Cash provided by operating activities	$442.3	$319.6

Free cash flow (2)	$250.5	$162.5
Additions to property, plant and equipment	196.5	109.0
Purchase of long-term investments	174.5	9.7
Other assets and intangible assets	4.0	1.8
Changes in non-cash operating working capital	(183.2)	36.6

Cash provided by operating activities	$442.3	$319.6

(1)
The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

(2)
The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, purchases of long-term investments, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of the company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.